AGREEMENT

         This agreement ("Agreement") is made as of April 1, 1998 and is between Superior Bank FSB, a federally chartered savings bank with its principal place of business at One Lincoln Center, Oakbrook Terrace, Illinois 60181 ("Superior") and First Mortgage Network, Inc., a Florida corporation with an address and principal place of business at 8751 Broward Boulevard, 5th Floor, Plantation, Florida 33324 ("FMN").
                                    RECITALS:

         WHEREAS, FMN as seller and Superior as purchaser entered into an agreement dated April 28, 1995, as amended by a letter agreement dated June 7, 1995 and further amended by an amendment to agreement dated as of February 29, 1996 (such agreement, as amended by such amendments is hereinafter referred to as the "Sale and Marketing Agreement"), pursuant to which, among other things, Superior purchased the Software Rights (subject to FMN's permitted use of certain Seller Retained Rights as defined in the Sale and Marketing Agreement, on the terms provided therein), and acquired the stock warrants issued by FMN listed and described on Exhibit A hereto (the "Warrants") entitling Superior to Purchase shares of common stock of FMN on the terms therein provided; and

         WHEREAS, FMN desires to acquire a call option from Superior on the Software Rights, subject to Superior's retention of certain rights in and with respect to the Software Rights for itself and its Affiliates and their respective successors and assigns; and

         WHEREAS, in consideration of and to induce Superior to grant to FMN a call option on the Software Rights, FMN covenants and agrees to purchase the Software Rights from Superior upon the occurrence of one or more Material Transaction Events, as hereinafter defined, subject to the retention by Superior and its Affiliates and their respective successors and assigns of certain rights in and with respect to the Software Rights; and

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         WHEREAS, FMN and Superior wish to confirm and memorialize the terms of the foregoing agreements as well as certain other agreements between them with respect to the Warrants and other matters;

         NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth the parties agree as follows: Section 1. The following terms, when used in this Agreement, have the meanings indicated below, unless the context otherwise requires. Capitalized terms used in this Agreement and not otherwise defined herein have the meaning ascribed to them in the Sale and Marketing Agreement, unless the context otherwise requires:

         Affiliate: means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

         Agreement: means this Agreement, including all exhibits hereto and any subsequent amendments hereto or modifications hereof.

         Business Day: means a day in which banks are not required or authorized to close in New York City and Illinois.

         Call Option Closing Date:  is defined in Section 3.

         Call Option Exercise Notice:  is defined in Section 3.

         $5.00 Warrants: Warrants that provide for a $5.00 per share exercise price.

         FMN:  is identified and defined in the beginning of this Agreement.

         FMN'S Call Option:  is defined in Section 3.


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         Material Transaction Event: means any of the following events: (i) any one or more public and/or private placements of new debt or equity, or other transactions, including by way of example and not of limitation, a merger, reverse merger, or consolidation, which results in the issuance or acquisition of equity rights, or options, warrants or other entitlements to equity interests, equal to, individually or cumulatively, 25% or more of the outstanding equity interests of FMN or any successor by merger, consolidation or otherwise (on a fully diluted basis), at a price which values the then existing equity interests of FMN or any successor by merger, consolidation or otherwise (on a fully diluted basis) at $10.00 or more a share; or (ii) any one or more sales and/or exchanges (on an individual or cumulative basis) of substantially all the assets of FMN, the proceeds of which, if fully distributed to FMN's equity interest holders (and whether or not so distributed), would result in proceeds to the equity interest holders of Seller (on a fully diluted basis) of $ 10.00 or more per share.

         Material Transaction Event Closing Date:  is defined in Section 4.

         Person: means an individual, corporation, partnership, limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization, joint venture or government authority or other regulatory body.

         $7.50 Warrants: Warrants that provide for a $7.50 per share exercise price.

         Software Rights: is defined in the Sale and Marketing Agreement, provided, however, that the Warrants, and rights under and in respect of the Warrants, are separate from and not part of, the Software Rights.

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         Subsequent Warrants: The Warrants listed in items 2 and 3 on Exhibit A to this Agreement.

         Software Rights Acquisition Price: means an amount designated by Superior, in its sole discretion, which amount shall not be less than $2,200,000.00 nor more than $3,500,000.00.

         Superior: is identified and defined in the beginning of this Agreement.

         Superior Retained Software Rights: means, in the event of a sale by Superior to FMN of the Software Rights pursuant to Section 3 or Section 4 hereof, a perpetual and non-revocable license retained by Superior and Superior's Affiliates to use the Software Rights in its and their respective businesses. The Superior Retained Software Rights do not include the right of Superior or Superior's Affiliates to further license the Software Rights to third parties. The Superior Retained Software Rights include the obligation of Superior to pay ongoing maintenance and membership fees to FMN equal to FMN's lowest charges to members of the FMN Network requiring a support level equivalent to that needed by Superior. The Superior Retained Software Rights also entitle Superior and its Affiliates to receive all updates to the Software Rights for no charge other than installation and training costs, which services may be requested by Superior, and its Affiliates.

         Superior's Unrestricted Rights: means, prior to the acquisition by FMN of the Software Rights pursuant to Section 3 or Section 4 of this Agreement, the rights conveyed pursuant to the Sale and Marketing Agreement to Superior and its Affiliates to (i) modify, augment, exploit and use the Software Rights in any and every way (except as set forth in the immediately following clause (ii) of this definition prior to the occurrence of a Trigger Event) and (ii) upon and after the occurrence of a Trigger Event, the additional rights to sell, convey, give away, alienate and/or license the Software Rights to others.

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         Transaction Share Valuation: means, as applicable, the per share value of $10.00 or more resulting to FMN's equity holders from a transaction described in the definition of Material Transaction Event.

         Warrants: is defined in first Recital.

         Warrants Purchase Price: means a price equal to the sum of (1) (a) the aggregate number of shares of common stock purchasable under the $5.00 Warrants multiplied by (b) the difference between the Transaction Share Valuation and $5.00 and (2)(a) the aggregate number of shares of common stock purchasable under the $7.50 Warrants multiplied by (b) the difference between the Transaction Share Valuation and $7.50.

         Section 2. FMN and Superior confirm and agree that the Warrants have been fully paid for and validly issued to Superior and are in full force and effect without defense or offset. FMN represents and warrants to Superior that since the date of the Sale and Marketing Agreement, April 28, 1995, no event has occurred which would have resulted in an adjustment to the number of shares of FMN common stock issuable pursuant to the Subsequent Warrants or the exercise price thereof as a result of the antidilution adjustment provisions of Section 5 of the Subsequent Warrants if the Subsequent Warrants had been issued on April 28, 1 995.

         Section 3. Superior hereby grants to FMN, subject to (i) FMN's purchase obligation under Section 4 below, and (ii) Superior's Unrestricted Rights, a nontransferrable option to purchase the Software Rights (which purchase shall be subject to the retention by Superior of Superior's Retained Software Rights). Such purchase option, on the terms set forth in this Section 3, is "FMN's Call Option." FMN's Call Option is

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

exercisable by FMN providing to Superior a written notice of election to exercise FMN's Call Option, which written notice must be in the form of exhibit B hereto (the "Call Option Exercise Notice"), not more than 60 days nor fewer than 30 days before the scheduled closing date for the purchase, which purchase date shall be designated in the Call Option Exercise Notice (the "Call Option Closing Date"). The Call Option Closing Date shall be a Business Day. On the Call Option Closing Date, FMN shall pay the Software Rights Acquisition Price to Superior by bank wire of immediately available funds to an account designated for such purpose by Superior. Superior shall, upon receipt of such payment, execute and deliver an assignment of the Software Rights to FMN which assignment shall be in the form of Exhibit C hereto. Superior and FMN each agree to promptly execute and deliver such further documentation, consistent with the provisions of this Agreement, to confirm the sale and transfer of the Software Rights by Superior to FMN and the retention by Superior of the Superior Retained Software Rights, as the other each may reasonably request. Notwithstanding the foregoing, Superior shall, within five (5) Business days following its receipt of the Call Option Exercise Notice, deliver to FMN a written statement of the Software Rights Acquisition Price applicable to FMN's purchase and FMN may, within five (5) Business days following receipt of Superior's statement of the applicable Software Rights Acquisition Price, withdraw its Call Option Exercise Notice, whereupon such Call Option Exercise Notice shall be void and of no effect; provided, however, that such withdrawal by FMN of the Call Option Exercise Notice shall be without prejudice to FMN's right to deliver Call Option Exercise Notice(s) in the future.

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         Section 4. FMN covenants and agrees that, at Superior's option; either contemporaneously with the occurrence of a Material Transaction Event or at a later date designated by Superior (as applicable, the "Material Transaction Event Closing Date"), FMN shall purchase the Software Rights from Superior, subject to the retention by Superior of Superior's Retained Software Rights. The purchase price shall be the Software Rights Acquisition Price which shall be paid to Superior on the Material Transaction Event Closing Date by wire transfer of immediately available funds to an account designated for such purpose by Superior. Superior shall, upon receipt of the Software Rights Acquisition Price, execute and deliver an assignment of the Software Rights to FMN, which assignment shall be in the form of Exhibit C hereto. Superior and FMN each agree to promptly execute and deliver such further documentation, consistent with the provisions of this Agreement, to confirm the sale and transfer of the Software Rights to FMN and the retention by Superior of the Superior Retained Software Rights, as the other shall reasonably request. FMN covenants and agrees to provide to Superior, not fewer than ten (10) Business Days prior notice of a contemplated Material Transaction Event. Within five (5) Business Days after its receipt of such notice, Superior will advise FMN whether it elects to require FMN to purchase the Software Rights as provided in this Section 4 on the date of the scheduled Material Transaction Event and the Software Rights Acquisition Price applicable thereto or whether it reserves its right to require FMN to purchase the Software Rights at a later date to be subsequently designated by Superior in writing. If Superior reserves its right to require FMN to purchase the Software Rights at a later date a subsequent notice given by Superior exercising such right shall provide FMN with not fewer than 30 days notice of the Material Transaction Event Closing Date and the Software Rights Acquisition Price applicable thereto and Superior will not be deemed to have exercised its option hereunder unless and until the delivery to FMN of such subsequent notice.

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

         Section 5. Superior's Unrestricted Rights continue, until such time, if ever, as FMN consummates the purchase of the Software Rights pursuant to either
Section 3 or Section 4 above.

         Section 6. In the event Superior elects to sell, transfer or otherwise convey some all or of the Warrants to a third party which is not an Affiliate of Superior, FMN shall have a right of first refusal to purchase such Warrants (the "Offered Warrants") on the following terms (the "FMN Warrants Right of First Refusal"). Superior shall provide FMN with written notice of its proposed sale, transfer or conveyance and of the price and other material terms of such sale, transfer or conveyance. FMN shall have the right to purchase the Offered Warrants at the same price and on the same terms as offered to such non-Affiliate third party. FMN shall have ten (10) Business Days after receipt of Superior's notice of proposed sale, transfer or conveyance to elect, by written notice delivered to Superior prior to the expiration of such ten (10) Business Day period, to notify Superior of its election to exercise the FMN Warrants Right of First Refusal. If FMN fails to timely notify Superior of its election to exercise the FMN Warrants Right of First Refusal (or in the event FMN timely makes such election but fails to timely consummate the purchase) the FMN Warrants Right of First Refusal shall automatically terminate with respect to the Offered Warrants and Superior may thereupon proceed with the contemplated sale, transfer or conveyance of the Offered Warrants to a non-Affiliate, free of

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the FMN Warrants Rights of First Refusal. If Superior does not consummate the sale, transfer or conveyance of the Offered Warrants on substantially the terms set forth in the notice to FMN of the proposed sale, transfer or conveyance, within ninety (90) days after, as applicable, (a) the expiration of the ten (10) Business Day notice period, in the circumstance when FMN fails to timely elect to exercise the FMN Warrants Right of First Refusal, and (b) the Designated Closing Date (defined below), in the circumstance where FMN timely elects to exercise the FMN Right of First Refusal, but fails to close on the Designated Closing Date (or any adjourned Designated Closing Date agreed to in writing by Superior), the FMN Warrants Right of First Refusal shall thereupon be reinstated with respect to the Offered Warrants. In the event FMN timely exercises the FMN Warrants Right of First Refusal, the parties shall close the sale on the terms and at the price set forth in Superior's notice of the proposed sale. Closing shall take place on a Business Day designated in writing by Superior (the "Designated Closing Date") which Designated Closing Date shall not be fewer than thirty (30) nor more than ninety (90) days after Superior's receipt of FMN's notice of its election to exercise the FMN Warrants Right of First Refusal.

         Section 7. Upon the occurrence of a Material Transaction Event FMN shall, at Superior's option, either contemporaneously with the occurrence of a Material Transaction Event or at a later date designated by Superior, purchase from Superior and Superior's Affiliates all of the Warrants, if any, then owned by Superior and Superior's Affiliates for the Warrants Purchase Price. If, as of the Material Transaction Event Closing Date, Superior and its Affiliate shall own fewer than all the Warrants, the Warrants Purchase Price shall be prorated accordingly. The Warrants Purchase Price shall be paid on the Material Transaction Event Closing Date by wire transfer of immediately available funds to a bank account designated for that purpose by Superior. Upon receipt of the Warrants Purchase Price, Superior shall surrender the Warrants so purchased to FMN. FMN covenants


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and agrees to provide to Superior, not fewer than ten (10) Business Days prior notice of a contemplated Material Transaction Event. Within five (5) Business Days after its receipt of such notice Superior will advise FMN of whether it elects to require FMN to purchase the Warrants as provided in this Section 7 on the date of the scheduled Material Transaction Event or whether it reserves its right to require FMN to purchase the Warrants at a later date to be subsequently designated by Superior in writing. If Superior reserves its right to require FMN to purchase the Warrants at a later date a subsequent notice given by Superior exercising such right shall provide FMN not fewer than 30 days notice of the Material Transaction Event Closing Date and Superior will not be deemed to have exercised its option hereunder unless and until the delivery to FMN of such subsequent notice.

         Section 8. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or on unenforceability without invalidating the remaining provisions of this Agreement and any such prohibition or enforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 9. This Agreement contains the complete and final understanding and agreement of FMN and Superior with respect to the subject matter hereof and may not be amended or otherwise changed except in a writing signed by the party to be charged with any such amendment or change. This Agreement supersedes the provisions of the Sale and Marketing Agreement to the extent they are inconsistent with the provisions hereof. Without limiting the generality of the foregoing, it is agreed that the Warrants described on Exhibit A hereto are all of the Warrants to which Superior is entitled pursuant to the provisions of the Sale and Marketing Agreement.

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         Section 10. All demands, notices and communications concerning this
Agreement shall be in writing and shall be deemed to be duly given if personally delivered at or mailed by certified mail or registered mail, postage prepaid or sent by Federal Express or by other comparable overnight courier service, to the intended party at the address set forth at the beginning of this Agreement for such party or to such other address as may hereinafter be furnished by either party to the other party in the manner herein provided. Any such notice shall be deemed effective upon receipt or refusal of the intended party to accept delivery thereof.

         Section 11. THIS AGREEMENT IS DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAW OF THE STATE OF ILLINOIS. ANY LITIGATION BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT OR IN FURTHERANCE HEREOF, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) BETWEEN THE PARTIES SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT ILLINOIS. EACH OF THE PARTIES HEREBY

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EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY
OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OR VENUE OF ANY SUCH LITIGATION BROUGHT IN SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORM. EACH OF THE PARTIES WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS PROVIDED FOR AND CONTEMPLATED HEREIN. TO THE EXTENT EITHER PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION FROM ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO, IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THEN TO THE EXTENT PERMITTED BY LAW, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND ANY OTHER DOCUMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT OR IN FURTHERANCE OF THIS AGREEMENT.

         Section 12. This Agreement may be executed by each of the parties on separate counterparts which together shall constitute a single binding Agreement with the same force and effect as if the signatures of both parties appeared on the same counterpart signature page.

         Section 13. FMN agrees that in addition to any other remedies available to Superior under applicable law in the event of a breach by FMN of this Agreement, Superior shall have the right to obtain appropriate injunctive relief against FMN.

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         Section 14. This Agreement has been fully negotiated by the parties and their respective counsel and has been jointly drafted by FMN and Superior and shall be construed accordingly.

         Section 15. This Agreement does not create, nor shall any provision hereof be construed to create a joint venture or partnership between Superior and FMN.

         Section 16. FMN shall not, without Superior's prior written consent, sell, assign, transfer, convey, encumber or give away or permit to be transferred, encumbered or conveyed by operation of law or otherwise, FMN's Call Option and/or the FMN Warrants Right of First Refusal and such call option and right of first refusal shall become null and void and of no force and effect, in the event of any voluntary or involuntary purported sale, assignment, transfer, conveyance, encumbrance, giving away or other transfer thereof or of any interest therein, made or attempted or suffered to occur by operation of law or otherwise, without Superior's express prior written consent. Except to the extent limited by the preceding sentence, this Agreement shall be binding upon and shall insure to the benefit of the respective successors and assigns of FMN and Superior.

         IN WITNESS WHEREOF, Superior and FMN have executed this Agreement as of the dates stated at the beginning of this Agreement.

                                  First Mortgage Network, Inc.


                                  By:______________________________________
                                           Seth Werner, Chairman


                                  Superior Bank FSB


                                  By:______________________________________
                                           William C. Bracken,
                                           S.V.P. & Chief Financial Officer

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                                    EXHIBIT A

1. Amended and Restated Common stock Warrant dated April 1, 1 998 for 100,000 shares of FMN Common Stock with an initial exercise price of $5.00 per share.

2. Common Stock Warrant dated April 1, 1 998 for 300,000 shares of FMN Common Stock with an initial exercise price of $5.00 per share.

3. Common Stock Warrant dated April 1, 1998 for 100,000 shares of FMN Common Stock with an initial exercise price of $7.50 per share.

                                    EXHIBIT B

                       Form of Call Option Exercise Notice

Superior Bank FSB
One Lincoln Center
Oak Brook Terrace, Illinois 60181
Attn:  Chief Financial Officer

                                     [Date]

         Re: Agreement dated as of April 1, 1 998 between Superior Bank FSB ("Superior") and First Mortgage Network. Inc. ("FM N") (the "Agreement")

Gentlemen:

         Pursuant to Section 3 of the Agreement, FMN hereby gives you notice of FM N's election to exercise FMN's Call Option. FMN hereby designates ____________________ as the Call Option Closing Date.

         Capitalized terms used in this letter and not otherwise defined herein, have the meanings ascribed to them in the Agreement.

                                                 Very truly yours,
                                                 First Mortgage Network, Inc.


                                                 By:________________________
                                                 Name:______________________
                                                 Title:_____________________

                                    EXHIBIT C

                      Form of Assignment of Software Rights

                                   ASSIGNMENT

         Assignment ("Assignment") made as of this __ day of _____________, between Superior Bank FSB as ("Assignor") and First Mortgage Network, Inc. (as "Assignee").

         Reference is made to the Agreement dated as of April 1, 1998 between Assignor and Assignee (the "Agreement"). Pursuant to Section 3 of the Agreement, Assignor has exercised FMN's Call Option and paid to Assignor the Software Rights Acquisition Price. In consideration therefor, Assignor does hereby assign the Software Rights to Assignee, subject to Assignor's retention of Superior's Retained Software Rights. Assignee hereby ratifies and confirms Assignor's retention of Superior's Retained Software Rights.

         Capitalized terms used herein and not otherwise defined herein, have the meanings ascribed to them in the Agreement.